Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3, to be filed on or about June 20, 2013, and the Prospectus to which the Registration Statement is related, of the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter as of December 31, 2012, appearing in the Annual Report on Form 10-K for the year ended December 31, 2012 of Midstates Petroleum Company, Inc., filed on March 21, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement and the Prospectus to which the Registration Statement is related.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
Name: C.H. (Scott) Rees III, P.E.
Title: Chairman and Chief Executive Officer

Dallas, Texas

June 20, 2013